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                              EMPLOYMENT CONTRACT

THE STATE OF TEXAS  )
                    )                      KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF MIDLAND   )

THIS EMPLOYMENT CONTRACT ("Agreement") is made and entered into on or as of the 12th day of September, 2001 and the initial term of this Agreement and all other terms and provisions herein, except for the amount of salary, are effective beginning as of the 3rd day of August, 1992 when CAP ROCK ELECTRIC COOPERATIVE, INC. and ULEN A NORTH, JR. entered into an Employment Contract. This Agreement modifies, amends and supersedes the Employment Contract entered into between CAP ROCK ELECTRIC COOPERATIVE, INC. and ULEN A NORTH, JR. on August 3, 1992, which Employment Contract has been transferred to and assumed by CAP ROCK ENERGY CORPORATION.

By this Agreement, CAP ROCK ENERGY CORPORATION, referred to in this Agreement as "Company", acting by and through its Chief Executive Officer, David W. Pruitt hereinafter referred to as "Pruitt", employs ULEN A. NORTH referred to in this Agreement as "North", and whose principal place of employment is Midland, Midland County, Texas who accepts employment on the following terms and conditions:

                                   ARTICLE 1
                              TERMS OF EMPLOYMENT

       By this Agreement, the Company, acting by and through and under the direction of Pruitt, employs North and North accepts employment with the Company for an initial term of two (2) years. Unless a written notice to terminate this Agreement is executed and properly delivered by either party prior to an anniversary date and subject to a satisfactory evaluation by Pruitt of North on the annual employee appraisal, this Agreement shall annually and automatically be renewed for an additional term of two (2) years. This Agreement may, however, be terminated earlier, as provided in Article 4, below.

                                   ARTICLE 2
                      EMPLOYMENT COMPENSATION & BENEFITS

2.01 As compensation for all services rendered under this Agreement, North shall be paid by Company a salary of $106,614.12 per year, or any greater amount of compensation including bonuses, fees and deferred compensation authorized by the wage and salary plan or Board policies authorized by the Company, together with an annual salary adjustment in an amount at least equal to any approved across the board salary adjustments for all employees.

2.02 North shall receive the same annual leave and sick leave and all other benefits as are accorded regular full-time employees of the Company including provisions governing accrual and payment therefore on early retirement or other methods of employment.


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2.03   Subject to the above paragraph 2.02, all provisions of the Company's rules and regulations relating to annual leave (vacation), sick leave, early retirement, insurance, savings, deferred compensation, bonuses, pension program contributions, holiday and other fringe benefits and working conditions as they now exist or hereafter may be amended, shall apply to North as they would to other employees of the Company.

2.04 Because North's duties will from time to time require him to work outside of, and in addition to, the Company's established normal work week, work days and work hours, North shall be allowed to take compensatory time off.

                                   ARTICLE 3
                              COVENANT TO PERFORM

3.01 North agrees and covenants to perform his work and services diligently and use his best efforts to faithfully comply with all of the assignments duly made to him on behalf of the Company by Pruitt.

                                   ARTICLE 4
                             TERM AND TERMINATION

4.01 The Company shall employ North pursuant to this Agreement for the two (2) year term beginning on the effective date of his employment hereunder, yearly renewable subject to and following a satisfactory evaluation employee appraisal report on North by Pruitt, for successive two year terms. However, if during such employment, North fails or refuses to perform the work and services assigned to him on behalf of the Company by Pruitt, or should he become derelict in so performing, or become unable to perform, or otherwise become in substantial breach of this Agreement all as may be determined by Pruitt in his sole discretion or otherwise so act as to give the Company good cause, this Agreement shall, at Pruitt's sole option, cease and terminate and any of North's rights hereunder not already finally vested shall cease on or at such time as Pruitt shall notify North in writing. The term "good cause" shall mean the following and not otherwise:

       (1) Knowingly, willfully and substantially, during the term of this Agreement, neglects the duties that North is required to perform under the terms of this Agreement.

       (2) Knowingly, willfully and substantially, during the term of this Agreement, commits clearly dishonest acts toward the Company with the intent to injure or damage the Company.

4.02 If North's employment terminates for any reason other than as provided for in paragraphs 4.01, 4.03, 4.04 or 4.05 herein, the Company shall pay North a lump-sum cash settlement equal to the total salary then in effect for the two (2) year term of the contract, plus the amount the Company would have paid for during such period for North's retirement-pension plans, and health insurance, plus such amounts, if any, are at the time of his termination of employment, payable for accrued but untaken vacation and sick leave, compensatory time, bonuses and other compensation authorized by


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the Board of Directors.

4.03 Notwithstanding paragraphs 4.01 and 4.02, this Agreement and North's employment hereunder may be terminated at such time and upon such terms and conditions as the parties may mutually agree.

4.04 Notwithstanding the provisions of paragraphs 4.01, 4.02, and 4.03 herein, North's employment hereunder shall terminate under any of the following conditions:

       (1) Death. North's employment under this Agreement shall terminate automatically upon his death. In such event, North's Base Salary shall continue to be paid to his designated beneficiary for the remaining term of this Agreement.

       (2) Total Disability. The Company shall have the right to terminate this Agreement if North becomes Totally Disabled. For purposes of this Agreement, "Totally Disabled" means that North is not working and is currently unable to perform the substantial and material duties of his position hereunder as a result of sickness, accident or bodily injury for a period of three months. Prior to a determination that North is Totally Disabled, but after North has exhausted all sick leave and vacation benefits provided by the Company, North shall continue to receive his Base Salary, offset by any disability benefits he may be eligible to receive, for the remaining term of this Agreement.

4.05 Notwithstanding any other provisions in this Agreement, if (i) North remains employed until the date that is three (3) months after the date of a Change in Control (the "Retention Date"), or (ii) North's employment is terminated after or in anticipation of a Change in Control (or the execution of a definitive agreement providing for actions which, if completed, would constitute a Change in Control) and before the Retention Date (A) by the Company without Good Cause or (B) by North for Good Reason, then, in addition to any other amounts payable pursuant to this Agreement, the Company shall pay North a lump sum cash payment within thirty (30) days of termination equal to six (6) times the sum of North's annual Base Salary and the greater of (x) the highest bonus awarded to North in a prior year or (y) 50% of North's annual Base Salary.

       For purposes of this Agreement "Change in Control" means: (i) a reorganization or merger of the Company with or into any other company which will result in the Company's stockholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (ii) a sale of all or substantially all of the assets of the Company to an entity in which the Company's stockholders immediately prior to such sale will not hold following such sale at least 50% of the voting power of such purchasing entity; (iii) a transaction or series of related transactions which result in more than 50% of the voting power of the Company being "beneficially owned" by a single "person" (quoted terms having their respective meanings under Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended); (iv) a change in the majority of the Board not approved by at least two-thirds of the Company's directors in office prior to such change or (v)


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the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company's assets.

      For purposes of this Agreement, after a Change in Control, "Good Reason" shall mean the occurrence of any one of the following circumstances without North's consent:

       (1) a material reduction in North's salary or benefits excluding the substitution of substantially equivalent compensation and benefits;

       (2) a material diminution of North's duties, authority or responsibilities as in effect immediately prior to such diminution;

       (3) the relocation of North's primary work location to a location more than 50 miles from North's primary work location as of the date of this Agreement; or

       (4) the failure of a successor to assume and perform under this Agreement.

4.06 In the event North is eligible to receive a lump sum payment pursuant to this Agreement and such lump sum payment would cause North to be subject to an excise tax in excess of normal income taxes on such lump sum, then and in that event, the lump sum payment shall be increased (grossed up) in an amount sufficient to pay such excise tax.


                                   ARTICLE 5
                        SUPERSESSION AND EFFECTIVENESS

5.01 This Agreement supersedes any other agreement or understanding, written or oral, between the parties with respect to the matters covered hereunder, and it contains the entire understanding of the parties and all of the covenants and agreements between them with respect to North's employment.

5.02 This Agreement shall bind and be for the benefit of the parties to the Agreement, as well as their respective successors, heirs and assigns, it being understood, however that this Agreement may be assigned only with the written consent of both parties.

5.03 The existence and effectiveness of this Agreement between the parties hereto does not preclude or otherwise interfere with employment of North by subsidiary corporations of Cap Rock Energy Corporation, or by any corporation organized by the Company's Board of Directors for the benefit of the Company, or the receipt of compensation by North from any such corporations.

5.04 This Agreement shall become binding upon the parties from an as of the date of the execution.


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IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals, one being retained by each, on or as of the 12th day of September, 2001.


                                          CAP ROCK ENERGY CORPORATION

/s/ ULEN A. NORTH, JR.                    /s/ DAVID W. PRUITT
-------------------------------           -----------------------------
Ulen A. North, Jr.                        David W. Pruitt, CEO















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THE STATE OF TEXAS    )
                      )
COUNTY OF MIDLAND     )

This instrument was acknowledge before me on this the 12th day of September, 2001, by DAVID W. PRUITT, Chief Executive Officer of Cap Rock Energy Corporation, a Texas corporation, on behalf of said corporation.


                                    /s/ SHARON A. HOELSCHER
                                    --------------------------------
                                    Notary Public, State of Texas
                                    Printed Name of Notary:

                                    SHARON A. HOELSCHER
                                    --------------------------------
                                    My Commission Expires: 7-11-03
                                                          ----------

(SEAL)







THE STATE OF TEXAS      )
                        )
COUNTY OF MIDLAND       )

This instrument was acknowledge before me on this the 12th day of September, 2001, by ULEN A. NORTH, JR.


                                    /s/ SHARON A. HOELSCHER
                                    --------------------------------
                                    Notary Public, State of Texas
                                    Printed Name of Notary:

                                    SHARON A. HOELSCHER
                                    --------------------------------
                                    My Commission Expires: 7-11-03
                                                          ----------


(SEAL)



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